UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported June 29, 2012

ServiceSource International, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35108	81-0578975
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

634 Second Street San Francisco, California 94107

(Address of principal executive offices, Zip code)

(415) 901-6030

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 5, 2012, ServiceSource International, Inc., a Delaware corporation (the “Company”), entered into a Credit Agreement (the “Credit Agreement”) between the Company and JPMorgan Chase Bank, National Association, as lender and issuing bank.

The Credit Agreement provides for a secured revolving line of credit in the amount of $25.0 million on and before July 5, 2013 and $30.0 million thereafter, in each case with a $2.0 million letter of credit sublimit. The line of credit is scheduled to terminate on July 5, 2015 (the “Maturity Date”). Proceeds available under the Credit Agreement may be used for working capital and other general corporate purposes. The Company may prepay the loans under the Credit Agreement in whole or in part at any time without premium or penalty. The Company may terminate the commitments under the Credit Agreement in whole at any time, and may reduce the commitments by up to $10.0 million between July 1, 2013 and June 30, 2014.

The loans bear interest, at the Company’s option, at a base rate determined in accordance with the Credit Agreement, minus 0.50%, or at a LIBOR rate plus 2.00%. Principal, together with all accrued and unpaid interest, is due and payable on the Maturity Date. The Company is also obligated to pay a quarterly commitment fee, payable in arrears, based on the available commitments at a rate of 0.45%.

The Credit Agreement contains customary affirmative and negative covenants, as well as financial covenants. Affirmative covenants include, among others, delivery of financial statements, compliance certificates and notices of specified events, maintenance of properties and insurance, preservation of existence, and compliance with applicable laws and regulations. Negative covenants include, among others, limitations on the ability of the Company and its subsidiaries to grant liens, incur indebtedness, engage in mergers, consolidations and sales of assets and engage in affiliate transactions. The Credit Agreement requires the Company to maintain a maximum leverage ratio and a minimum liquidity amount, each as defined in the Agreement.

The Credit Agreement also contains customary events of default including, among other things, payment defaults, breaches of covenants or representations and warranties, cross-defaults with certain other indebtedness, bankruptcy and insolvency events and change in control of the Company, subject to grace periods in certain instances. Upon an event of default, the lender may declare the outstanding obligations of the Company under the Credit Agreement to be immediately due and payable and exercise other rights and remedies provided for under the Credit Agreement.

The Company’s obligations under the Credit Agreement are guaranteed by its subsidiary, ServiceSource Delaware, Inc. (the “Guarantor”), and are secured by substantially all of the assets of the Company and the Guarantor.

Item 1.02 Termination of a Material Definitive Agreement.

On June 29, 2012, the Company terminated the Second Amended and Restated Credit Agreement, dated as of February 24, 2011, by and among the lenders party thereto, Wells Fargo Capital Finance, Inc., as administrative agent, Comerica Bank, as documentation agent, and the Company (the “Credit Agreement”). The Credit Agreement provided for a $20.0 million line of credit. At the time of termination, no borrowings and a letter of credit in the face amount of $850,000 were outstanding under the Credit Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 above is incorporated herein by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 5, 2012

SERVICESOURCE INTERNATIONAL, INC.

By:	/s/ Paul D. Warenski
Name:	Paul D. Warenski
Title:	Executive Vice President, General Counsel and Secretary